Exhibit 107.1
Calculation of Filing Fee Tables
FORM S-8
(Form Type)

Gyre Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity(1)	Common stock, par value $0.001 per share	Rule 457(a)	4,156,800	$5.62	$23,361,216	$138.10 per $1,000,000	$3,226.18
Total Offering Amounts					$23,361,216		$3,226.18
Total Fee Offsets							—
Net Fee Due							$3,226.18

(1)
The “Amount Registered” represents 4,156,800 shares of common stock, par value $0.001 per share (the “Common Stock”), of Gyre Therapeutics, Inc. reserved for issuance under the Cullgen Inc. 2018 Stock Incentive Plan (the “Cullgen Plan”), comprised entirely of assumed options. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Cullgen Plan. The “Proposed Maximum Offering Price Per Unit” and “Maximum Aggregate Offering Price” are calculated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Capital Market on June 3, 2026.